MATERIAL TRANSFER AGREEMENT & GENERAL LICENSE OPTION

Effective on the date indicated below, InNEXUS Biotechnologies Inc., having an address at Suite 2760 - 200 Granville Square, Vancouver B.C. Canada V6C 1S4 (hereinafter "INNEXUS") and AFFIMED Therapeutics AG, having an address at lm Neuenheimer Feld 582, 69120 Heidelberg, Germany (hereinafter "AFFIMED") agree to have AFFIMED provide INNEXUS with MATERIALS and CONFIDENTIAL INFORMATION (as defined herein) subject to the following conditions and terms-

1. DULY AUTHORIZED REPRESENTATIVES OF PROVIDER OF EACH PARTY

INNEXUS:
AFFIMED:
2. DEFINITIONS:

Garth Likes

V.P. Business Development INNEXUS INNEXUS BiQtechnalogies_lnc

Prof Dr. Melvyn Little CSO, (deputy CEO) Affimed Therapeutics AG

AFFIMED OWNED MATERIALS: materials provided to INNEXUS by AFFIMED under this Agreement, including but not limited to those provided under the WORK PLAN.,

AFFIMED ANTIBODIES: those two antibodies (Antibody One and Antibody Two) as further defined in the workplan supplied by AFFIMED to INNEXUS, under this Agreement and all fragments and derivatives thereof, excluding the INNEXUS MATERIALS..

CONFIDENTIAL INFORMATION: confidential information of each party.

INNEXUS OWNED MATERIALS: materials provided by INNEXUS to AFFIMED under this Agreement, including but not limited to those provided under the WORK PLAN.

INTELLECTUAL PROPERTY: intellectual property as may be created as a result of or used pursuant to undertaking the tasks and responsibilities set forth in the WORK PLAN.

JOINT MATERIALS: collectively the INNEXUS MATERIALS and AFFIMED MATERIALS.

PROVIDER: a party that provides CONFIDENTIAL INFORMATION and/or MATERIALS to the other party under this agreement.

RECIPIENT: a party that receives CONFIDENTIAL INFORMATION and/or MATERIALS from the other party under this agreement..

SCIENTIST: the individual designated by each party to direct its activities under the WORK PLAN.

SUPERANTIBODIES: AFFIMED ANTIBODIES which INNEXUS has modified through the use of its Super Antibody Technology which act to enhance antibody dimerization under this Agreement.

TARGETS: Those antigens or binding sites of AFFIMED Antibodies (Antibodies One & Two) as described in Exhibit A

WORK PLAN: The work plan attached as Exhibit A.

3. PURPOSES: The assessment of AFFIMED Antibodies as SUPERANTIBODIES using an appropriate assay system as defined in the WORK PLAN to demonstrate an increase or enhancement in potency or effect of the SUPERANTIBODIES for use against the TARGET. Each party shall be given free access and use to such generated data upon completion of the work plan. Any subsequent disclosure of the data to a third party by INNEXUS shall not include any information that allows or is sufficient for the identification of the ANTIBODIES or the TARGET unless agreed to by AFFIMED

4.. RESERVATION OF TITLE: Each PROVIDER retains ownership of its OWN MATERIALS and CONFIDENTIAL INFORMATION it transfers to a RECIPIENT as well as all aspects of its MATERIALS and CONFIDENTIAL INFORMATION incorporated into the SUPERANTIBODIES. Each RECIPIENT acknowledges that its PROVIDER'S MATERIALS and CONFIDENTIAL INFORMATION may be the subject of a patent, trademark, or any other proprietary rights of its PROVIDER.

5.

SOLE PURPOSE: Each RECIPIENT agrees that its PROVIDER'S MATERIALS are to be used only at RECIPIENT'S facility and only in RECIPIENT'S laboratory under the direction of RECIPIENT'S SCIENTIST or others working under direct supervision of such for the sole purpose as given in article three (3) above. A PROVIDER'S MATERIALS will not be transferred to any third party by a RECIPIENT without the prior written consent of the PROVIDER..

6.

OWNERSHIP OF INTELLECTUAL PROPERTY: The parties shall each own INTELLECTUAL PROPERTY as follows:

(a)

INNEXUS shall own existing INTELLECTUAL PROPERTY that generally claims, embodies and/or constitutes INNEXUS MATERIALS, methods of making INNEXUS MATERIALS, and methods of using INNEXUS MATERIALS..

(b)

AFFIMED shall own existing INTELLECTUAL PROPERTY that generally and specifically claims, embodies and/or constitutes the AFFIMED MATERIALS, methods of making the AFFIMED MATERIALS, and methods of using the AFFIMED MATERIALS.

(c)

in the event that new INTELLECTUAL PROPERTY is created jointly according to the WORK PLAN as herein attached; from combined INNEXUS and AFFIMED materials and efforts, then the parties shall jointly own this new INTELLECTUAL PROPERTY and will discuss in good faith and in accordance with US Patent laws its implementation, execution and maintenances.

7..

LICENSE OPTION: AFFIMED, upon completion of the WORK PLAN, shall have an exclusive option to:

-Obtain from INNEXUS an exclusive commercialization license, to use, make, and have made, import, sell or otherwise commercialize SUPER ANTIBODY ONE derived from its Target and jointly owned Intellectual Property, The term of the option shall be for sixty (60) days from the completion of the WORK PLAN.. Upon the written notice of its exercise of the Option by

AFFIMED, both Parties will negotiate in good faith the full terms of such a license for the subsequent ninety (90) days to execute said license. These terms( the "Terms") in general will follow a format where there will be a minimal upfront licensing fee not to exceed $500,000, with escalating milestone payments payable at mutually agreed upon times and or events which in total summation shall not exceed $10 million resulting with a royalty of no greater then 5% on all commercial sales.

In the event AFFIMED declines in writing not to exercise its Option then:

- INNEXUS has the Option to obtain from AFFIMED an exclusive commercialization license, to use, make, and have made, import, sell and have sold SUPERANTIBODY ONE and jointly owned Intellectual Property. Upon the exercise of the notice in writing of the Option by INNEXUS, both Parties will negotiate in good faith the full terms of such a license for the subsequent ninety (90) days to execute said license at the same "Terms" and conditions as AFFIMED would have received herein..

in the event INNEXUS declines in writing -not-to- exercise its Option then:

- The parties may jointly; offer such license to other interested third parties, in which case any and all derived revenue will be split on an equal or other agreed upon basis which has been negotiated between the parties in good faith prior to any third party license being executed or

-In the event no license agreement is completed within an agreed upon time period all materials, rights, and obligations revert back to the original owners, and neither party may commercialize SUPERANTIBODIES or transfer to third parties any rights to joint INTELLECTUAL PROPERTY.

INNEXUS,  upon completion of the WORK PLAN, shall have an exclusive option to.

-Obtain from AFFIMED an exclusive commercialization license, to use, make, and have made, import, sell or otherwise commercialize SUPER ANTIBODY TWO derived from its Target and jointly owned Intellectual Property. The term of the option shall be for sixty (60) days from the completion of the WORK PLAN. Upon the written notice of its exercise of the option by AFFIMED, both Parties will negotiate in good faith the full terms of such a license for the subsequent ninety (90) days to execute said license under the same "Terms" and conditions as AFFIMED may receive for a license for Antibody One.. In the event InNexus declines in writing not to exercise its option then:

- AFFIMED has the option to obtain from InNexus an exclusive commercialization license, to use, make, and have made, import, sell or other wise commercialize SUPERANTIBODY TWO and jointly owned Intellectual Property.. Upon the exercise of the notice in writing of the option by INNEXUS, both Parties will negotiate in good faith the full terms of such a license for the subsequent ninety (90) days to execute said license. Under the same "Terms and conditions as outlined herein

In the event AFFIMED declines in writing not to exercise its Option then:

- The parties may jointly; offer such license to other interested third parties, in which case any and all derived revenue will be spilt on an equal or other agreed upon basis which has been negotiated between the parties in good faith prior to any third party license being executed or-in the event no license agreement is completed within an agreed upon time period all materials, rights, and obligations revert back to the original owners, and neither party may commercialize SUPERANTIBODIES or transfer to third parties any rights to joint INTELLECTUAL PROPERTY.

8.

NO WARRANTY: Any MATERIALS delivered or disclosed pursuant to this Agreement are understood to be experimental in nature and may have hazardous properties. Each PROVIDER MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESSED OR IMPLIED,. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIALS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS.

9.

HOLD HARMLESS: Except to the extent prohibited by law, each party assumes all liability for damages, which may arise from its use, storage or disposal of the MATERIALS. No PROVIDER will be liable to any RECIPIENT for any loss, claim or demand made by the RECIPIENT, or made against the RECIPIENT by any other party, due_ to or arising from the use of the MATERIALS by the RECIPIENT:

10.

COMPLIANCE WITH FEDERAL REGULATIONS: Each RECIPIENT agrees to use MATERIALS received from its PROVIDER in compliance with all applicable state, provincial and federal statutes and regulations, including Public Health Services and or National institutes of Health regulations and guidelines.. in particular, RECIPIENT will not use the MATERIALS in human subjects.

11..

TERMINATION TERMS OF AGREEMENT: This Agreement will expire or terminate on the earliest of the following dates

(a)

on expiration of the license option periods arising after completion of the WORK PLAN; or

(b)

on thirty (30) days written notice by either party to the other.

12.

Upon any termination or expiration of this Agreement, each RECIPIENT will discontinue its use of the CONFIDENTIAL INFORMATION and MATERIALS received from its PROVIDER and upon direction of the PROVIDER, return or destroy any remaining MATERIALS it received from its PROVIDER.

13.

COSTS: InNexus and AFFIMED agree to share equally the costs of the WORKPLAN as defined therein

14.

APPLICABLE LAW: This Agreement is made under, and shall be construed according to the laws of the Province of British Columbia Canada.

15.

 CONFIDENTIALITY Each RECIPIENT agrees that for a period of five (5) years from the date of disclosures made hereunder, that it will treat the CONFIDENTIAL INFORMATION of its PROVIDER with reasonable care to avoid disclosure of such CONFIDENTIAL INFORMATION to any person, firm or corporation, and each RECIPIENT shall be liable for unauthorized disclosure or failure to exercise such reasonable care, Each RECIPIENT shall have no obligation with respect to its PROVIDER'S CONFIDENTIAL INFORMATION or any part thereof, which:

(a)

is in the public domain at the time of disclosure;

 after disclosure, becomes part of the public domain by publication or otherwise, except through breach of this Agreement by RECIPIENT;

(b)

RECIPIENT establishes by competent proof was in its possession at the time of disclosure by PROVIDER;

(c)

 comes to the RECIPIENT from third parties legally who are entitled to disclose the CONFIDENTIAL INFORMATION and who are not under an obligation to maintain its confidentiality;

(d)

is approved for release by written authorization of Provider..

15.

if RECIPIENT is required by law, administrative or judicial order to disclose CONFIDENTIAL INFORMATION of its PROVIDER, RECIPIENT shall give PROVIDER prompt notice of such fact so that PROVIDER may obtain a protective order or other appropriate remedy concerning any such disclosure and/or waive compliance with the non-disclosure provisions of this Agreement. RECIPIENT shall fully cooperate with PROVIDER in connection with PROVIDER'S efforts to obtain any such order or other remedy. if any such order or other remedy does not fully preclude disclosure or PROVIDER waives such compliance, PROVIDER -will. Make such disclosure-only to the extent-that such discIosure is legally required.

16.

 Upon request by PROVIDER, RECIPIENT will promptly return to PROVIDER all CONFIDENTIAL INFORMATION received from PROVIDER which is in tangible form, except that RECIPIENT shall have the right to retain one copy of such CONFIDENTIAL INFORMATION in its legal archives for the purpose of determining its legal obligations hereunder.

17..

This agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties thereto.

18..

 In the event that any portion of this Agreement not vital to the main purpose of this Agreement shall be held illegal, void or ineffective, the remaining portions thereof shall remain in full force and effect..

19..

 This Agreement, and any rights or obligations hereunder, shall not be assigned by either party without the written consent of the other party, except that a party may otherwise assign its respective rights and transfer its respective duties to any assignee of all or substantially all of its business (or that portion thereof to which this Agreement relates) or in the event of its merger or consolidation or similar transaction.

20.

This Agreement shall in no way be construed to require either party to offer or take a license or other obligation or right not granted or created herein..

21.

Both parties represent that the terms of this Agreement are not inconsistent with any other contractual or legal obligations they may have..

 22.. Both parties agree that should this Agreement be breached, money damages may be inadequate to remedy any such breach. As a result, the non-breaching party shall be entitled to seek, and a court of competent jurisdiction may grant specific performance and injunctive or other equitable relief as a remedy of any breach of this Agreement. Such remedy may be in addition to all other remedies, including money damages, available to a non-breaching party at law or in equity.

23. This Agreement constitutes the entire agreement of the parties and supersedes any and all prior agreements, written or oral, between INNEXUS and AFFIMED relating to the subject matter of this Agreement and may not be amended unless agreed to in writing by both parties.,

EACH OF THE PARTIES has caused this Agreement to be executed in duplicate originals which signature pages may be delivered by facsimile to each other by their duly authorized representative where the effective date of this agreement being given below.

Signed this day of 2006

“Garth Likes”

“Dr. Melvyn Little”

Garth Likes

Prof. Dr. Melvyn Little

V,P._Business_Development

. CSO - ... _

INNEXUS Biotechnology Inc.

AFFIMED Inc.

EXHIBIT A: WORK PLAN

1.

AFFIMED MATERIALS: Antibody One:

Antibody Two.

Where AFFIMED will provide to InNexus 5mg of each of the Antibodies listed above..

2.

Defined work flow and schedule of experiments/assays and defined successful outcomes to include:

AFFIMED shall also provide to InNexus, any data, associated analysis, or protocols required by InNexus to carry out the WORK PLAN including the characterization of the-antibodies binding data to its target antigen by protein chemical or immunohistochemical methods, and bioactivity data obtained from relevant in vitro and in vivo experiments..

inNexus shall conjugate the antibodies using its Super Antibody Technology and then using appropriate and agreed upon QC assays and other cell based assays agreed upon will compare the said antibodies and their unmodified versions thereof for effects of enhanced potency/activity and or apoptosis. These assays shall include: comparative apoptosis assays, FAGS analysis and QC/QA analysis and all other required and mutually agreed upon experimental work needed to demonstrate effectiveness of the two Super Antibodies defined herein.

3.

AFFIMED and inNexus agree to share the cost equally of such work defined herein which is US$60,000. The cost of the AFFIMED supplied antibodies given to this workplan will be deducted from the AFFIMED portion of amount above, with the balance of US$30,000 share to be made payable to InNexus within 30 days from the effective date of this agreement.

InNexus will freely share with AFFIMED experimental design information as well as all results from the experiments carried out in the Work Plan throughout the course of the Work Plan.

Endnotes

A

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